                            PARTICIPATION AGREEMENT

    THIS AGREEMENT is entered into this 31st day of May, 1997 by HARTFORD LIFE INSURANCE COMPANY ("Hartford Life"), a Connecticut corporation, on its own behalf and on behalf of its Separate Account Three and Separate Account Five, ITT HARTFORD LIFE AND ANNUITY INSURANCE COMPANY ("ITT Hartford"), a Wisconsin corporation, on its own behalf and on behalf of its Separate Account Three and Separate Account Five, and DEAN WITTER SELECT DIMENSIONS INVESTMENT SERIES, a Massachusetts business trust ("Fund").

    WHEREAS, Hartford Life and ITT Hartford (singly "Company" and together "Companies") have each established a Separate Account Three ("VA Accounts") as unit investment trusts to purchase shares from the Fund for the purpose of funding variable annuity contracts ("VA Contracts") issued by the Companies;

    WHEREAS, the Companies have each established a Separate Account Five ("VL Accounts" and together with VA Accounts, "Separate Accounts"), as unit investment trusts to purchase shares from the Fund for the purpose of funding flexible premium variable life insurance policies ("VL Policies" and together with VA Contracts, "Contracts") issued by the Companies;

    WHEREAS, the Fund wishes to permit the Companies and the Separate Accounts to participate in the purchase of shares of the Fund for the purpose of funding the Contracts;

    NOW, THEREFORE, in consideration of their mutual promises, the Companies and the Fund agree as follows:

    1. PURCHASE OF SHARES. The Companies will purchase shares at the net asset value applicable to the then currently effective prospectus of the Fund. The Companies will order Fund shares in the quantities and at the times each Company determines to be necessary to meet the requirements of its Contracts. Orders from Contract owners received and processed by the Companies prior to the close of the New York Stock Exchange ("Exchange") on any given day that the Exchange is open ("business day") will be executed by the Fund at the net asset value determined as of the close of the Exchange on such business day. Any orders received and processed on such day but after the close of the Exchange will be executed by the Fund at the net asset value determined as of the close of the Exchange on the next business day following the day of receipt of such order. Each Company will forward to the Fund a list of names and specimen signatures of persons authorized to act on the Company's behalf. The Fund shall not accept orders given on behalf of a Company by persons not on such list. Each Company agrees to promptly notify the Fund in writing of any additions, deletions or other modifications to such list. Until so notified of such modifications, the Fund shall have no liability as a result of the execution of orders given by a person previously identified on the list as authorized.

    2. SALES OF SHARES. The Fund will sell its shares to the Companies for allocation to their respective Separate Accounts. The Fund will execute share orders on a daily basis at the next determined net asset value per share after receipt by the Fund or its designee of the order for shares of the applicable Portfolio of the Fund determined as set forth in the Fund prospectus. For each Portfolio, the Fund will determine the closing net asset value, dividend and capital gain rate information at the close of each business day. The Fund will provide this information to the Companies by 5:30 p.m. Eastern Time or as soon thereafter as is practicable. By 10:00 a.m. Eastern Time the following such business day or as soon thereafter as is practicable, the Companies will send directly to the Fund or its specified agent orders to purchase or redeem Fund shares for the preceding business day. Payment for net purchases will be wired by the Companies to a custodial account designated by the Fund as nearly as practicable to coincide with the order for shares of the Fund. The Fund shares will be sold only to insurance companies and separate accounts which have entered into agreements to purchase shares or participation agreements substantially identical to this Agreement, except that the Fund may sell its shares to its investment manager(s) consistent with Section 817(h) of the Internal Revenue Code ("Code") and Treasury Regulation 1.817-5, as amended from time to time, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity or variable life insurance contracts and any amendments or

97NYC6593
other modifications to such section or Regulations. No shares of the Fund will be sold to the general public. The Fund will send confirmations of Fund share purchases by a Company directly to the Company. The Fund will maintain all Fund share purchases in a book share account in the name of each Company.

    3. REDEMPTION OF SHARES. At a Company's request, the Fund agrees to redeem for cash without charge, any full or fractional shares of the Fund held by the Company, executing such requests on a daily basis at the net asset value of the applicable Portfolio computed after receipt of the redemption request; provided, however, that the Fund reserves the right to suspend the right of redemption or to postpone the date of payment upon redemption of the shares of any Portfolio under the circumstances and for the period of time specified in the prospectus. To the extent that it is able to do so, payments for net redemptions of shares of the Funds will be wired by the Fund from the Fund's custodial account to an account designated by each Company. Until the Fund is so able to wire such redemption proceeds, they may be sent by check or by such other means as the Fund and each Company agree.

    4. AVAILABILITY OF SHARES. The Fund agrees to make its shares available for purchase by the Companies at the applicable net asset value per share on those days on which the Fund calculates its net asset value pursuant to rules of the Securities and Exchange Commission ("SEC"). The Fund shall use reasonable efforts to calculate such net asset value on each day on which the Exchange is open for trading. The Fund shall have the right to suspend the sale of its shares if (a) the Exchange has closed or has suspended or materially restricted trading, (b) an emergency exists as a result of which disposal by the Fund of securities owned by it is not reasonably practicable or it is not reasonably practicable for the Fund fairly to determine the value of its net assets, (c) the SEC, by order, so permits, (d) a banking moratorium shall have been declared by federal or New York authorities, or (e) there shall have been some other extraordinary event which, in the judgment of the Fund, makes it impracticable to sell the shares.

    5. PAYMENT OF SHARES. The Companies shall pay for Fund shares within five days after they place the order for Fund shares. The Fund reserves the right to delay issuing or transferring Fund shares and/or to delay accruing or declaring dividends in accordance with any policy set forth in the prospectus with respect to such shares until any payment check has cleared. If the Fund does not receive payment within the five-day period, the Fund may, without notice, cancel the order and require a Company to reimburse the Fund promptly for any loss the Fund suffered by reason of the Company failing to timely pay for its shares.

    6. FEE FOR SHARES. The Companies shall purchase and redeem shares in the Fund at net asset value.

    7. FUND'S REGISTRATION STATEMENT AND PROSPECTUS. The Fund shall amend the Registration Statement for its shares under the Securities Act of 1933 ("1933 Act") and the Investment Company Act of 1940 ("1940 Act") from time to time as required in order to effect the continuous offering of its shares and, at the expense of Dean Witter Reynolds Inc., shall provide the Companies with as many copies of its current prospectus as the Companies may reasonably request.

    The Companies shall not accept any order for an additional purchase payment to a Contract funded by the Fund unless a current prospectus of the Fund shall have been furnished by the applicable Company, at the expense of Dean Witter Reynolds Inc., to the Contract owner no later than with the confirmation for such order. Unless and until the procedure described below has been established, the Companies agree that current prospectuses of the Fund will be routinely distributed by the Companies, at the expense of Dean Witter Reynolds Inc., to all existing Contract owners, whether or not additional purchase payments have been made to the Contract, on an annual basis. The Companies agree to use their best efforts to establish a procedure to identify Contract owners who are making an additional purchase payment to their Contracts and who have not previously been furnished with a then current prospectus of the Fund, and to have the procedure in place by the time the Fund's 1998 prospectus is effective so that a current prospectus can be mailed by the Companies, at the expense of Dean Witter Reynolds Inc., solely to those Contract owners so identified, with the confirmation for such additional purchase payment. There can be no assurance that the procedure will be in place by the time the Fund's 1998 prospectus is effective. Such procedure may be established only with the consent of the Fund, which consent will not be unreasonably withheld. Until such time as the procedure is in place, current prospectuses of the Fund will be routinely distributed by the Companies, at the expense of Dean Witter Reynolds Inc., to Contract owners, whether or not additional purchase payments have been made to the Contract, on an annual basis as described above.

    8. INVESTMENT OF ASSETS. The Fund agrees to invest its assets in accordance with its investment policies as disclosed in the prospectus and the provisions of Section 817(h) of the Code and Treasury Regulation 1.817-5, as amended from time to time, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity and variable life insurance contracts and any amendments or other modifications to such Section or Regulations.

    9. ADMINISTRATION OF CONTRACTS. The Companies shall be responsible for administering their respective Contracts and keeping records on the Contracts.

    10. SHAREHOLDER INFORMATION. The Fund shall in a timely manner, at the expense of the Fund or Dean Witter Reynolds Inc., furnish the Companies copies of its proxy material, reports to shareholders and other communication to shareholders in such quantity as the Companies shall reasonably require for distributing to owners or participants under the Contracts. The Companies, at the expense of the Fund or Dean Witter Reynolds Inc., will distribute these materials to such owners or participants as required; provided that any proxy materials required as a result of events originating from the Companies will be furnished and distributed at the expense of the Companies.

    11. RECORD KEEPING AND ACCESS TO RECORDS. Each Company and the Fund shall maintain records in accordance with the applicable federal and state statutes, rules and regulations applicable to their respective operations in connection with the performance of their duties under this Agreement. Upon request, a party to this Agreement shall promptly provide to another party copies of such records as the party shall reasonably request. At the expense of the requesting party, each party to this Agreement shall cooperate with and assist the requesting party's auditors or representatives of regulatory agencies having jurisdiction over the requesting party in connection with inquiries, complaints or judicial proceedings involving responsibilities carried out under this Agreement. Such cooperation and assistance shall include the production of copies of potentially relevant records if so requested.

    12. VOTING. To the extent required by law, the Companies shall vote Fund shares in accordance with instructions received from Contract owners. If, however, the 1940 Act or any regulation thereunder should be amended or if the present interpretation thereof should change, and as a result the Companies determine that they are permitted to vote the Fund's shares in their own right, they may elect to do so. The Companies shall vote shares of a Portfolio for which no instructions have been received in the same proportion as the voting instructions which are received with respect to all Contracts participating in that Portfolio. Neither the Companies nor persons under their control shall recommend action in connection with solicitation of proxies for Fund shares allocated to the Separate Accounts. The Companies shall also vote shares they own that are not attributable to Contract owners in the same proportion. The Companies may, when required by state insurance regulatory authorities, disregard voting instructions if the instructions require that the shares be voted so as to cause a change in the sub-classification or investment objective of the Fund or one or more of its Portfolios or to approve or disapprove an investment advisory contract for a Portfolio of the Fund. In addition, the Companies themselves may disregard voting instructions in favor of changes initiated by a Contract owner in the investment policy or the investment adviser of a Portfolio of the Fund if the Companies reasonably disapprove of such changes.

    13. FUND'S WARRANTY. The Fund represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act and duly authorized for issuance in accordance with all applicable federal and state laws.

    14. EACH COMPANY'S WARRANTY. Each Company represents and warrants that it is an insurance company duly organized and in good standing under the law of its state of domicile and that it has legally and validly established its Separate Accounts under the laws of its state of domicile, and will register the Separate Accounts as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for certain Contracts. Each Company further represents and warrants that its Contracts will be registered under the 1933 Act and will be issued and sold in compliance with all applicable federal and state laws.

    15. TERMINATION OF AGREEMENT. (a) The parties may terminate this Agreement as follows:

        (i) at the option of a Company with respect to that Company or the Fund upon 180 days' written notice to the other parties;

        (ii) at the option of each Company if, for any reason except for those specified in Section 4, Fund shares are not available to meet the requirements of the Company's Contracts as determined by the Company;

       (iii) at the option of the Fund with respect to a Company, upon the National Association of Securities Dealers, Inc. ("NASD"), the SEC, the director of the Department of Insurance in a Company's state of domicile or any other regulatory body instituting legal proceedings against the Company regarding its duties under this Agreement;

        (iv) at the option of each Company upon institution of formal proceedings against the Fund by the SEC or other regulatory body; or

        (v) at the option of each Company if Fund shares are not registered, issued or sold in conformance with applicable federal or state law, including Section 817(h) and Regulations and Treasury interpretations thereunder. Prompt notice shall be given to the Companies if the conditions of this provision occur.

    (b) This Agreement shall automatically terminate in the event of its assignment.

    (c) Notwithstanding any termination of this Agreement, the Fund shall, at the Companies' option, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"), so long as the Fund is in existence. Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in the Fund, redeem investments in the Fund, or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. A termination under Section 18 of this Agreement shall end rights of the owners of Existing Contracts.

    (d) The Companies shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Companies' assets held in the Accounts) except (i) as necessary to implement transactions permitted under the Contracts, or (ii) as required by state or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a "Legally Required Redemption"). Upon request, a Company will promptly furnish to the Fund the opinion of counsel for the Company (which counsel shall be reasonably satisfactory to the Fund) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, a Company shall not prevent its Contract owners from allocating payments to a Portfolio that was otherwise available under the Contracts without first giving the Fund 90 days' notice of its intention to do so.

    16. EACH COMPANY'S INDEMNIFICATION AGREEMENT. (a) Each Company agrees to indemnify and hold harmless the Fund and each of its Trustees who is not an "interested person" of the Fund, as defined in the

1940 Act (collectively the "Fund's Indemnified Parties" for purposes of this
Section 16), against any losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses or actions to which the Fund's Indemnified Parties may become subject, under the Federal securities laws or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement or which arise from erroneous instructions by the Company to the Fund concerning the particular Portfolio or Portfolios whose shares are to be allocated to the Account. This indemnity agreement is in addition to any liability which the Company may otherwise have.

    (b) The Company will reimburse the Fund's Indemnified Parties for any legal or other expenses reasonably incurred by the Fund's Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action.

    (c) Promptly after receipt by any of the Fund's Indemnified Parties of notice of the commencement of any action, or the making of any claim for which indemnity may apply under this section, the Fund's Indemnified Parties will, if a claim in respect thereof is to be made against the Fund, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve the Company from any liability which it may have to the Fund's Indemnified Parties otherwise than under this Agreement. In case any such action is brought against the Fund's Indemnified Parties, and the Company is notified of the commencement thereof, the Company will be entitled to participate therein and to assume the defense thereof, with counsel satisfactory to the party named in the action, and after notice from the Company to such party of the Company's election to assume the defense thereof, the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

    17. FUND INDEMNIFICATION AGREEMENT. (a) The Fund agrees to indemnify and hold harmless each Company and each of the Company's Directors who is not an "interested person" of the Company, as defined in the 1940 Act (collectively the "Company's Indemnified Parties" for purposes of this Section 17), against any losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or expenses or actions to which the Company's Indemnified Parties may become subject, under the Federal securities laws or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

        (i) arise as a result of any failure by the Fund to provide the services and furnish the materials under the terms of this Agreement;

        (ii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to the Company's Indemnified Parties if such statement or omission was made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Company for use in the registration statement or prospectus of the Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

       (iii) arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund, including a failure, whether unintentional or in good faith or otherwise, to comply with the requirements specified in Section 8 of this Agreement. This indemnity agreement is in addition to any liability which the Fund may otherwise have.

    (b) The Fund represents and warrants that the Fund will at all times invest its assets in such a manner as to ensure that the Contracts will be treated as variable annuity or flexible premium life insurance contracts under the Code and the regulations thereunder. Without limiting the scope of the foregoing, the Fund will at all times comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, as amended from time to time, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity or variable life insurance contracts and any amendments or other modifications to such section or Regulations.

    (c) Fund shares will not be sold to any person or entity that would result in the Contracts not being treated as variable annuity contracts or variable life contracts.

    (d) The Fund will reimburse the Companies, as shareholders of the Fund, for pricing errors respecting Fund shares transacted with incorrect net asset values by paying the Companies the amount of the difference between the incorrect net asset value as of the date of the error and the correct net asset value as of the date of the error, provided that: (a) in the case of an overstatement of net asset value, any such reimbursement resulting from overpayments by the Companies on Fund share purchases during the period the error in pricing was in effect will be net of overpayments to the Companies on Fund share redemptions during such period, (b) in the case of an understatement of net asset value, any such reimbursement resulting from underpayments to the Companies on Fund share redemptions during the period the error in pricing was in effect will be net of underpayments by the Companies on Fund share purchases during such period, and
(c) in the case of a series of pricing errors over a period of days consisting alternately of overstatements and understatements of net asset value, any such reimbursements shall reflect the combined effect of the net of all overpayments and underpayments during such period; and provided further that reimbursements in connection with a pricing error discovered for a period for which another pricing error has previously been corrected will be calculated as if all errors pertaining to that period had been discovered at the same time for purposes of the foregoing netting process.

    (e) The Fund will reimburse the Company's Indemnified Parties for any legal or other expenses reasonably incurred by the Company's Indemnified Parties in connection with investigating or defending of any such loss, claim, damage, liability or action.

    (f) Promptly after receipt by any of the Company's Indemnified Parties of notice of the commencement of any action, or the making of any claim for which indemnity may apply under this section, the Company's Indemnified Parties will, if a claim in respect thereof is to be made against the Company, notify the Fund of commencement thereof; but the omission so to notify the Fund will not relieve the Fund from any liability which it may have to the Company's Indemnified Parties otherwise than under this Agreement. In case any such action is brought against the Company's Indemnified Parties, and the Fund is notified of the commencement thereof, the Fund will be entitled to participate therein and to assume the defense thereof, with counsel satisfactory to the party named in the action, and after notice from the Fund to such party of the Fund's election to assume the defense thereof, the Fund will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

    18. POTENTIAL CONFLICTS. (a) The Trustees of the Fund will monitor the operations of the Fund for the existence of any material irreconcilable conflict between the interests of the Contract owners of all Separate Accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable Federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any Portfolio are being managed; (v) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (vi) a decision by an insurer to disregard the voting instructions of Contract owners. The Trustees shall promptly inform the Companies if they determine that an irreconcilable material conflict exists and the implications thereof.

    (b) Each Company will report any potential or existing conflicts of which it is aware to the Trustees of the Fund. The Company will assist the Trustees in carrying out their responsibilities under sections (a) and (b) of this section, by providing the Trustees with all information reasonably necessary for the Trustees to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Trustees whenever Contract owner voting instructions are disregarded.

    (c) If it is determined by a majority of the Trustees, or a majority of the Trustees who are not parties to this Agreement or interested persons of any such party and who have no direct or indirect financial interest in this Agreement or any agreement related thereto (the "Independent Trustees"), that a material irreconcilable conflict exists, the Company shall, at its expense and to the extent reasonably practicable (as determined by a majority of the Independent Trustees), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (i) withdrawing the assets allocable to the VA Accounts or VL Accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of variable annuity contract owners invested in the VA Accounts from those of any other appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable Contract owners of other life insurance companies) that votes in favor of such segregation, or offering to the contract owners the option of making such a change; and (ii) establishing a new registered management investment company or managed separate account.

    (d) If a material irreconcilable conflict arises because of a decision by a Company to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund's election, to withdraw the Separate Accounts' investment in the Fund and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Independent Trustees. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of that six month period the Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund.

    (e) If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to a Company conflicts with the majority of other state regulators, then the Company will withdraw the Separate Accounts' investment in the Fund and terminate this Agreement within six months after the Trustees inform the Company in writing that they have determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Independent Trustees. Until the end of the foregoing six month period, the Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund.

    (f) For purposes of sections (c) through (f) of this section, a majority of the Independent Trustees shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts. A Company shall not be required by section (c) to establish a new funding medium for its Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Trustees determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw its Separate Accounts' investment in the

Fund and terminate this Agreement within six (6) months after the Trustees inform the Company in writing of the foregoing determination, provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Independent Trustees.

    19. DURATION OF THIS AGREEMENT. This Agreement shall become effective as of the date first above written and shall remain in force until April 30, 1998 and thereafter, but only so long as such continuance is specifically approved at least annually by the Trustees of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund, cast in person or by proxy. This Agreement also may be terminated in accordance with Section 15 hereof.

    The terms "vote of a majority of the outstanding voting securities", "assignment" and "interested person", when used in this Agreement, shall have the respective meanings specified in the 1940 Act.

    20. AMENDMENTS OF THIS AGREEMENT. This Agreement may be amended by the parties only if such amendment is specifically approved by: (i) the Trustees of the Fund, or by the vote of a majority of outstanding voting securities of the Fund, and (ii) a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval.

    21. GOVERNING LAW. This Agreement shall be construed in accordance with the law of the State of New York and the applicable provisions of the 1933, 1934 and 1940 Acts and the rules and regulations and rulings thereunder including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith. To the extent the applicable law of the State of New York, or any of the provisions herein, conflicts with the applicable provisions of the 1940 Act, the latter shall control. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise the remainder of the Agreement shall not be affected thereby.

    22. NOTICES. Any notice under this Agreement shall be in writing and if to the Fund, delivered or mailed postage prepaid to it at Two World Trade Center, New York, NY 10048; and if to the Companies, delivered or mailed postage prepaid to Vice President, Individual Annuity Sales and Marketing, 200 Hopmeadow Street, Simsbury, CT 06070, with a copy to General Counsel at the same address. The parties shall have the right to designate any other address hereafter by written notice to the other parties.

    23. PERSONAL LIABILITY. The Declaration of Trust establishing Dean Witter Select Dimensions Investment Series, dated June 2, 1994, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name Dean Witter Select Dimensions Investment Series refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Dean Witter Select Dimensions Investment Series shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise, in connection with the affairs of said Dean Witter Select Dimensions Investment Series, but the Trust Estate only shall be liable.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

                                                COMPANIES:

                                                HARTFORD LIFE INSURANCE COMPANY

                                                By:
                                                   -----------------------------------------

Attest:

 ---------------------------------------------

                                                ITT HARTFORD LIFE AND ANNUITY INSURANCE
                                                 COMPANY

                                                By:
                                                   -----------------------------------------


Attest:

  ---------------------------------------------

                                                FUND:

                                                DEAN WITTER SELECT DIMENSIONS INVESTMENT
                                                 SERIES

                                                By:
                                                    -----------------------------------------
Attest:


 ---------------------------------------------

    Accepted with regard to Paragraphs 7 and 10 hereof:

                                                DEAN WITTER REYNOLDS INC.

                                                By:
                                                   -----------------------------------------
Attest:

 ---------------------------------------------